Exhibit 99.1

Hillenbrand Announces Fiscal Second Quarter 2020 Results

•	Revenue of $649 million was 40% higher year over year given the addition of Milacron; organic revenue decreased 3%

•
GAAP EPS of ($0.99) decreased $1.59 primarily as a result of impairment and acquisition-related charges; adjusted EPS of $0.53 decreased 16% primarily driven by incremental amortization from the acquisition of Milacron and interest expense

•
Order backlog increased 22% year over year to $1.17 billion driven primarily by the addition of Milacron; Process Equipment Group backlog of $982 million increased 2% year over year and 9% sequentially mainly due to continued demand for large plastics projects

•	Cash flow from operations of $28 million increased 150% compared to prior year driven primarily by improved working capital requirements

•	Completed divestiture of Cimcool during the quarter in a transaction valued at approximately $224 million

•
Have taken actions to address the impact of the COVID-19 pandemic with a focus on protecting the health and safety of associates, continuing to serve customers globally, and bolstering capital position through cost management and other measures; as of May 6, 2020, all significant global production locations operating at or near normal production levels

BATESVILLE, Ind., May 6, 2020 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2020, which ended March 31, 2020.

“We delivered solid operating results for the fiscal second quarter, despite the current economic environment. We continued to see strength in large polyolefin systems projects, which contributed to record backlog, and Batesville delivered solid top- and bottom-line results. Demand remained soft across certain key industrial end markets, including automotive, which weighed heavily on the Milacron segment’s performance. In addition to the quarter’s operating performance, we were pleased with the timing and execution of the divestiture of Cimcool, and we remain on track with our Milacron integration plans. We look forward to capturing the full benefits of the combined companies, beginning with our projected year one synergies,” said Joe Raver, President and CEO of Hillenbrand.

Second Quarter 2020 Financial Highlights
Revenue of $649 million increased 40% compared to the prior year. The Milacron segment added 43% to revenue in its first full quarter as part of Hillenbrand, which was partially offset by a decrease of 3% in organic revenue. Excluding the negative impact of foreign currency exchange, total revenue increased 41%.

Net loss of $74 million, or ($0.99) per share, decreased $1.59 per share compared to the prior year, primarily as a result of impairment and acquisition-related charges. Non-cash impairment charges of $83 million in the quarter were primarily related to the company’s flow control businesses. Adjusted net income of $40 million resulted in adjusted EPS of $0.53, a decrease of $0.10, or 16%, primarily driven by incremental amortization from the acquisition of Milacron and interest expense.

Adjusted EBITDA increased 48% to $111 million, primarily due to the Milacron acquisition, which contributed $32 million. Adjusted EBITDA margin of 17.0% expanded 90 basis points compared to a year ago. On an organic basis, adjusted EBITDA increased 5% and adjusted EBITDA margin increased 140 basis points.

The adjusted effective tax rate for the quarter was 28.1%, an increase of 220 basis points from the prior year, primarily due to unfavorable geographic mix of pretax income and an increase in the reserve for unremitted taxes.

Balance Sheet, Liquidity and Capital Uses
Hillenbrand generated cash flow from operations of $28 million in the quarter, an increase of 150% compared to the prior year, primarily a result of improved working capital requirements, partially offset by increases in payments for interest and acquisition, disposition, and integration costs. During the quarter, the company returned nearly $16 million to shareholders in the form of quarterly dividends.

Net debt at the end of the quarter was $1.5 billion, and the net debt to adjusted EBITDA ratio was 3.5x. We remain focused on maintaining financial flexibility, and believe the company has sufficient liquidity to operate in the current business environment. As of March 31, 2020, the company had liquidity of approximately $534 million, including $374 million in cash on hand and $160 million of borrowing capacity immediately available under its revolving credit facility. The company has one near-term debt maturity in the amount of $150 million due July 2020.

Regarding capital deployment activities, Hillenbrand continues to prioritize paying down debt following the Milacron acquisition. The company previously announced the temporary suspension of share repurchases and curtailment of merger and acquisition activity, which remain in effect.

Second Quarter 2020 Segment Performance

Process Equipment Group
Process Equipment Group revenue of $311 million decreased 5% compared to the same period in the prior year. Excluding the impact of foreign currency exchange, revenue decreased 3%. The revenue decline was driven by lower demand for capital equipment, including screening and separating equipment used to process proppants for hydraulic fracturing, partially offset by favorable pricing and a 4% increase in aftermarket revenue. Adjusted EBITDA margin of 18.5%

increased 150 basis points mainly due to pricing improvements, increased mix of higher margin spare parts, productivity improvements, and decreased discretionary operating expense, partially offset by the increased proportion of lower margin, large systems projects and the decline in demand for higher margin separating equipment. Record order backlog of $982 million at the end of the second quarter increased 2% compared to the prior year, or 4% excluding the impact of foreign currency. Sequentially, backlog increased 9% over the quarter ended December 31, 2019.

In April, we continued to see normal order activity related to large polyolefin systems, and existing projects remained on track. Order patterns slowed for aftermarket parts and service and for capital equipment for the remainder of the segment.

Milacron
Milacron revenue of $199 million decreased 20% year over year with continued softness in demand for injection molding equipment and hot runner systems in certain end markets, including automotive. Demand pressure was further exacerbated by the impact of the COVID-19 pandemic. Adjusted EBITDA of $32 million decreased 32%, and adjusted EBITDA margin of 16.0% decreased 290 basis points year over year. Order backlog of $187 million decreased 17% year over year driven by a decrease in injection molding and extrusion equipment orders; however, backlog increased 28% sequentially with growth in hot runner systems and injection molding.

Injection molding and extrusion equipment saw a sequential increase in orders in the fiscal second quarter, but that momentum slowed in March and continued to decline in April. Order rates for hot runner systems, however, improved in March and April versus January and February, as government shutdowns in China were relaxed or lifted, and demand for medical and pharmaceutical projects increased due to the COVID-19 pandemic.

Batesville
Batesville revenue of $139 million was 1% higher year over year. The increase was primarily driven by higher volume, despite an estimated decrease in North American burials driven by an increased rate at which families opted for cremation. Adjusted EBITDA margin of 23.1% was 20 basis points higher than the prior year, mainly driven by productivity initiatives and the higher burial volume, partially offset by inflation in wages and benefits.

Batesville experienced increased demand late in the fiscal second quarter, which continued through April, in certain markets reporting increased mortality associated with the COVID-19 pandemic.

Integration Update
The integration of Milacron is proceeding as planned, and all key workstreams are on track. Hillenbrand’s dedicated Integration Management Office team remains focused on project management, synergy capture, and change management. We are leveraging the Hillenbrand Operating Model to support the integration and share best practices across the business. We have made decisions on key leadership positions and have laid the groundwork for broad cultural integration. We have also advanced a number of initiatives that have positioned us well to realize the targeted year one cost synergies of $20 million to $25 million within fiscal 2020.

Raver continued, “I am impressed by the seamless integration of our company cultures and the energy, sense of ownership, and collaboration displayed by team members across our businesses. Despite the challenging economic landscape, there remains significant near- and long-term opportunity as we take this time to streamline our operations and deploy the Hillenbrand Operating Model to drive operational efficiency and growth activities. We have a track record of successfully executing through different economic environments and I’m confident that the strong foundational work currently being executed, including shared best practices, will position Hillenbrand for opportunities to achieve continued long-term profitable growth.”

COVID-19 Update
On April 6, 2020 Hillenbrand issued a COVID-19 Business Update. The company is committed to protecting the health and well-being of employees and their families, serving customers’ critical needs, and supporting the communities in which we work and live.

Safety Protocols
Hillenbrand has instituted enhanced protocols and provided a number of new protections for the health, well-being and safety of our employees, including:

•	Initiated regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures

•	Required telework for those employees who can conduct their work remotely

•	Implemented temperature screening of employees at the majority of manufacturing facilities

•	Instituted additional sanitization protocols, including increased frequency of disinfecting high-traffic areas

•	Established new physical distancing procedures for employees who need to be onsite

•	Provided additional personal protective equipment (PPE) and cleaning supplies

•	Implemented protocols to address actual and suspected COVID-19 cases and exposure

•	Prohibited all domestic and international non-essential travel for all employees

Raver continued, “During this unprecedented time, our thoughts are with the people directly impacted by the COVID-19 virus, the healthcare workers caring for them, frontline responders and the countless volunteers working to stop the spread. Since the beginning of the pandemic, our first priority has been to protect the health and well-being of our employees and their families.”

Operations and Supply Chain

As of May 6, 2020, all significant global production locations are open and able to operate at or near normal production levels. A majority of our businesses continue to manufacture products essential to critical infrastructure, health and safety, food and agriculture, energy, and death care.

As a result of temporary government restrictions related to the COVID-19 pandemic, we have experienced disruptions at some of our smaller production facilities in locations such as India. We expect that these impacted facilities account for approximately 5% of projected annual consolidated revenue. Certain of these sites have been permitted to resume limited operations.

We are closely managing the supply chain, taking actions as needed to mitigate disruptions. We have been in regular communication with our suppliers and customers to preserve business continuity and to anticipate and prepare for developments. We have not experienced any significant disruptions in our supply chain to date.

Cost Management
Given the current global economic environment and continued uncertainty, we have implemented proactive measures to help mitigate the financial and operational impact of the COVID-19 pandemic, including reducing expenses and conserving cash. These measures include:

•	Voluntary reduction in CEO base salary by 30% through at least the end of fiscal year 2020

•	Voluntary waiver by the Board of Directors of its scheduled cash compensation increase for 2020

•	Cancellation of all regularly scheduled merit-based salary increases for salaried US- and Canada-based employees for 2020

•	Suspension of all hiring for exempt and nonexempt positions, except for critical positions

•	Reduction in capital spend while prioritizing critical maintenance, safety and regulatory projects

•	Employee furloughs and reduced work arrangements at several locations due to lower demand

•	The company’s share repurchase program remains suspended

Raver concluded, “I am proud of the commitment our organization has demonstrated as we moved with a sense of urgency to adapt to the quickly changing landscape. We took decisive actions to manage the immediate challenges and are taking additional steps to maximize free cash flow to maintain financial flexibility. The integration of Milacron will provide additional opportunities to capture cost and revenue synergies. With a legacy dating back to 1906, I’m confident that Hillenbrand will emerge an even stronger company post the COVID-19 pandemic.”

Fiscal 2020 Outlook
As previously communicated on April 6, 2020, Hillenbrand temporarily suspended fiscal 2020 guidance due to the uncertain duration and impact of the COVID-19 pandemic on operational and financial performance. We intend to reintroduce our full year outlook as the situation allows. At this time, Hillenbrand anticipates its fiscal third quarter performance will be lower year-over-year based on reduced global economic activity.

A Note on Financial Reporting
In consideration of the Milacron acquisition, beginning in the fiscal third quarter of 2020, the company plans to report adjusted EPS results that exclude after-tax acquisition-related intangible asset amortization. The company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Applying this approach, adjusted EPS for the second quarter of 2020 was $0.70, an increase of $0.17 over the adjusted EPS for the quarter reported above, which excludes $18 million of intangible asset amortization in addition to the backlog amortization that has already been excluded.

A full reconciliation between GAAP and adjusted measures is included at the end of this release.

Conference Call Information
Date/Time: Thursday, May 7, 2020, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 5866796
Webcast link: https://ir.hillenbrand.com (archived through Friday, June 5, 2020)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, May 21, 2020
Replay ID number: 5866796
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•	business acquisition, disposition, and integration costs;

•	restructuring and restructuring related charges;

•	impairment charges;

•	inventory step-up charges;

•	backlog amortization;

•	debt financing activities related to the acquisition of Milacron;

•	net loss on divestiture of Cimcool;

•	the related income tax impact for all of these items; and

•
non-recurring tax benefits and expenses related to the interaction of certain provisions of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and certain tax items related to the acquisition of Milacron and divestiture of Cimcool.

In consideration of the Milacron acquisition, beginning with the quarter ended June 30, 2020, the company plans to report adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization listed above. The company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance. Adjusted EBITDA is not a recognized term under U.S. GAAP and therefore does not purport to be an alternative to net (loss) income. Further, Hillenbrand’s measure of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group and Milacron businesses compete.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group and Milacron.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 24 months for larger system sales within the Process Equipment Group. The majority of the backlog within Milacron is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group and Milacron will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net revenue	$648.9	$464.6	$1,215.8	$874.9
Cost of goods sold	455.2	303.7	850.3	567.0
Gross profit	193.7	160.9	365.5	307.9
Operating expenses	136.0	93.7	293.4	184.4
Amortization expense	24.0	8.6	38.8	16.4
Impairment charges	82.5	—	82.5	—
Interest expense	20.9	5.4	35.6	10.9
Other (expense) income, net	(0.7)	0.1	1.2	0.6
(Loss) income before income taxes	(70.4)	53.3	(83.6)	96.8
Income tax expense (benefit)	1.8	13.8	(10.6)	28.3
Consolidated net (loss) income	(72.2)	39.5	(73.0)	68.5
Less: Net income attributable to noncontrolling interests	1.8	1.5	4.1	2.2
Net (loss) income attributable to Hillenbrand	$(74.0)	$38.0	$(77.1)	$66.3

Net (loss) income attributable to Hillenbrand — per share of common stock:
Basic (loss) earnings per share	$(0.99)	$0.60	$(1.07)	$1.05
Diluted (loss) earnings per share	$(0.99)	$0.60	$(1.07)	$1.05
Weighted average shares outstanding (basic)	75.1	62.9	71.7	62.9
Weighted average shares outstanding (diluted)	75.1	63.4	71.7	63.4

Cash dividends per share	$0.2125	$0.2100	$0.4250	$0.4200

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$45.3	$46.5
Net cash used in investing activities	(1,282.4)	(34.4)
Net cash provided by (used in) financing activities	1,212.6	(11.3)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	2.1
Net cash flows	(25.0)	2.9

Cash, cash equivalents, and restricted cash:
At beginning of period	399.4	56.5
At end of period	$374.4	$59.4

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net (loss) income attributable to Hillenbrand	$(74.0)	$38.0	$(77.1)	$66.3
Impairment charges (1)	82.5	—	82.5	—
Business acquisition, disposition, and integration costs (2)	8.0	0.5	61.8	1.1
Restructuring and restructuring-related charges (3)	0.7	0.7	3.1	1.2
Inventory step-up (4)	27.5	0.1	37.1	0.2
Backlog amortization (5)	5.8	1.1	10.0	1.4
Net loss on divestiture (6)	3.0	—	3.0	—
Debt financing activities (7)	0.4	—	2.0	—
Other (8)	0.4	—	0.4	—
Tax effect of adjustments (9)	(29.8)	—	(48.0)	(1.0)
Tax adjustments (10)	15.4	(0.6)	8.0	1.8
Adjusted net income attributable to Hillenbrand	$39.9	$39.8	$82.8	$71.0

Diluted EPS	$(0.99)	$0.60	$(1.07)	$1.05
Impairment charges (1)	1.10	—	1.15	—
Business acquisition, disposition, and integration costs (2)	0.11	0.01	0.86	0.02
Restructuring and restructuring-related charges (3)	0.01	0.01	0.04	0.02
Inventory step-up (4)	0.37	—	0.52	—
Backlog amortization (5)	0.08	0.02	0.14	0.02
Net loss on divestiture (6)	0.04	—	0.04	—
Debt financing activities (7)	—	—	0.03	—
Other (8)	—	—	—	—
Tax effect of adjustments (9)	(0.40)	(0.01)	(0.67)	(0.02)
Tax adjustments (10)	0.21	—	0.11	0.03
Adjusted Diluted EPS	$0.53	$0.63	$1.15	$1.12

(1)
Hillenbrand recorded impairment charges to goodwill and certain intangible assets within both the Process Equipment Group and Milacron reportable segments during the three and six months ended March 31, 2020.

(2)
Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2020 primarily included $3.9 and $57.7, respectively, of expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. The remaining costs incurred during the three and six months ended March 31, 2020 were primarily related to professional fees and other transaction costs in connection with the divestiture of Cimcool. Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2019 primarily included professional fees.

(3)
Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three and six months ended March 31, 2020 and 2019.

(4)	Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Milacron and BM&M during 2020 and 2019, respectively.

(5)	Represents the amortization of backlog acquired in connection with the acquisitions of Milacron and BM&M during 2020 and 2019, respectively.

(6)	Hillenbrand recorded a pre-tax net loss on the divestiture of Cimcool during the three and six months ended March 31, 2020.

(7)
Debt financing activities primarily included the net interest expense on our $375.0 senior unsecured notes for the period during fiscal 2020 prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs incurred during the three and six months ended March 31, 2020.

(8)	Other primarily included incremental expenses, such as costs for sanitary supplies, directly attributable to the COVID-19 pandemic during the three and six months ended March 31, 2020.

(9)	Represents the tax effect of the adjustments previously identified above.

(10)
For three and six months ended March 31, 2020, this represents the net impact from certain tax items related to the acquisition of Milacron, including the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, as well as the discrete recognition of tax expense on the divestiture of Cimcool. For the three and six months ended March 31, 2019, this represents the revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

	Three Months Ended March 31,		Six Months Ended March 31,
Shares used in computing non-GAAP per share amounts:	2020	2019	2020	2019
GAAP Weighted average shares outstanding (diluted)	75.1	63.4	71.7	63.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	—	0.1	—
Pro forma weighted average shares outstanding (diluted)	75.1	63.4	71.8	63.4

(1)
Due to the occurrence of a net loss on a GAAP basis for the three and six months ended March 31, 2020, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Process Equipment Group	$57.5	$55.5	$109.0	$101.7
Milacron	31.9	—	58.2	—
Batesville	32.0	31.6	55.0	58.3
Corporate	(10.8)	(12.2)	(19.7)	(21.0)
Less:
Interest income	(0.6)	(0.2)	(1.9)	(0.4)
Interest expense	20.9	5.4	35.6	10.9
Income tax expense (benefit)	1.8	13.8	(10.6)	28.3
Depreciation and amortization	38.6	15.1	64.5	29.2
Impairment charges	82.5	—	82.5	—
Business acquisition, disposition, and integration costs	8.0	0.5	61.8	1.1
Restructuring and restructuring-related charges	0.7	0.7	3.1	1.2
Inventory step-up	27.5	0.1	37.1	0.2
Net loss on divestiture	3.0	—	3.0	—
Other	0.4	—	0.4	—
Consolidated net (loss) income	$(72.2)	$39.5	$(73.0)	$68.5

Forward-Looking Statements

Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, these are statements about future plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	impact	promise	improve	progress	potential	should
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers’ credit quality, closure or temporary interruption of the Company’s or suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; the outcome of any legal proceedings that may be instituted against the Company, or any companies we may acquire; risks that the integration of Milacron or any other integration, acquisition, or disposition activity disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; labor disruptions; the impact of the additional indebtedness that the Company has incurred in connection with the acquisition of Milacron and the ability of the Company to comply with financial or other covenants in its debt agreements or meet its de-leveraging goals; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials or certain outsourced services; continued fluctuations in mortality rates and increased cremations; competition in the industries in which we operate, including from nontraditional sources in the death care industry; our level of international sales and operations; cyclical demand for industrial capital goods; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2019, filed with the Securities and Exchange Commission (“SEC”) on November 13, 2019, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission on May 6, 2020. The forward-looking information in this release speaks only as of the date covered by this report, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com